Exhibit 99.1


        Magnetek Announces Fiscal 2006 Second-Quarter Results


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Feb. 2, 2006--Magnetek, Inc.
(NYSE:MAG):

    -- Revenue from continuing operations reached $59.3 million, up 5% sequentially from $56.5 million in the first quarter.

    -- Bookings amounted to $63.6 million, up sequentially from $56.6 million; backlog increased from $61.4 million to $63.4 million.

    -- Gross profit increased sequentially to $15.3 million, a four-year high; operating profit increased sequentially to $1.1 million.

    -- Non-cash tax items and losses of discontinued operations resulted in a quarterly net loss of $.06 per share.

    Magnetek, Inc. (NYSE:MAG) today reported its results for the second quarter and first six months of fiscal 2006, which ended on January 1, 2006(a).
    The Company's continuing operations recorded revenue of $59.3 million, compared to $62.0 million in the second quarter of fiscal 2005, but up from $56.5 million in this year's first quarter.
    Fiscal 2006 second-quarter gross profit amounted to $15.3 million, compared to $15.6 million in the corresponding period a year ago, but up from $14.5 million in the first quarter of fiscal 2006. Gross profit as a percentage of sales increased from 25.2% in the fiscal 2005 second quarter to 25.8%, a four-year high.
    Second-quarter income from continuing operations before interest and taxes was $1.1 million, down from $1.4 million in the fiscal 2005 second quarter. Income from continuing operations before interest and taxes was up sequentially from $1.0 million in the first quarter of fiscal 2006, in spite of higher commission expense related to greater sales volume and increased investment in Alternative Energy research and development.
    Interest expense related to the Company's recently completed debt refinancing, as well as the non-cash tax effect of goodwill amortization, resulted in a second-quarter net loss from continuing operations of $0.7 million or $.02 per share. This compares with net income from continuing operations of $1.8 million or $.06 per share in the prior-year second quarter, which included income of $1.3 million from the sale and licensing of intellectual property.
    Including losses attributable to discontinued operations, Magnetek's fiscal 2006 second-quarter loss amounted to $1.7 million or $.06 per share versus net income of $0.2 million or $.01 per share in the same period a year earlier. Excluding non-cash charges and losses attributable to discontinued operations, Magnetek performed near break-even for the quarter.

    Second Quarter Performance

    Second-quarter sales of power-electronic products declined from the first quarter of fiscal 2006, due partly to seasonal factors affecting consumer appliance manufacturing, which has become one of Magnetek's largest markets. However, the Company's power-control systems businesses grew 20% to $26.7 million from $22.2 million in the first quarter, accounting for 45% of total revenue, up from 39% in the first quarter.
    Strength in industrial automation and elevator markets paced Magnetek's systems sales growth. Based on advanced digital technology developed by its power-electronics group, the Company's newest systems for telecommunications, transportation, and alternative energy also contributed to second-quarter revenue growth.
    Magnetek's book-to-bill ratio during the second quarter was 1.07:1, up from 1.00:1 in the first quarter; and the Company's backlog at the end of the second quarter was $63.4 million, up from $61.4 million at the end of the first quarter.

    Alternative Energy Developments

    During the fiscal 2006 second quarter, Magnetek entered into agreements to supply its award-winning Aurora(TM) photovoltaic (PV) power inverters to a number of solar equipment distributors, solar system integrators and energy services dealers located in Italy and Spain. These countries recently initiated solar incentive programs intended to shift some 130 megawatts (MW) of power to solar over the next three years. Orders under the agreements are valued at approximately $2 million, and cover deliveries over the coming 12 months subject to demand and availability.
    Subsequent to the end of the second quarter, on January 9, 2006, Magnetek announced that its transformerless Aurora inverters have been added to the California Energy Commission (CEC) List of Eligible Inverters, making these inverters eligible for rebates under the CEC's $300 million "Emerging Renewables" program. Three days later, on January 12, the California Public Utilities Commission (CPUC) launched the largest solar initiative in the U.S., a 10-year, $2.9 billion program designed to increase the amount of installed solar capacity on rooftops in the state by 3,000 MW by 2017.
    Magnetek management believes that these developments will serve to accelerate adoption of the Company's solar power inverters in Europe, the pivotal California market and throughout North America.

    Legal Matters

    On October 19, a motion to confirm a $23.4 million patent infringement award levied against Magnetek on May 3, 2005 and Magnetek's motion to vacate the award on grounds that it was obtained fraudulently were heard in the Federal District Court of Northern Illinois. The presiding judge indicated that he would issue his decision by mail, but did not indicate when that might occur. As of the date of this release, no decision had been received by Magnetek.
    However, there have been developments in other cases concerning the validity of the plaintiff's lighting ballast patents. A trial in the Federal District Court of Middle Tennessee involving a lighting ballast business formerly owned by Magnetek has been postponed indefinitely, pending U.S. Patent and Trademark Office reexamination of the plaintiff's patents. Another trial involving a former Magnetek competitor in the lighting ballast business has been scheduled for February 6 in the Federal District Court of Northern Illinois.

    Conference Call Webcast

    This morning at 11:00 a.m. Eastern time Magnetek management will host a conference call to discuss Magnetek's fiscal 2006 second-quarter results. The call will be carried live and a replay will be accessible from the "Investor Information" page of Magnetek's website: www.magnetek.com.

    Magnetek, Inc. manufactures digital power control products and systems used in applications requiring very reliable, precise, energy-efficient power, including communications, industrial automation, information technology, consumer products, alternative energy, transportation and energy management. The Company reported sales of $242 million for its 2005 fiscal year, ended on July 3, 2005(a).

    (a) Magnetek's fiscal quarters end on the Sundays nearest
September 30, December 31, March 31 and June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include economic and market conditions, audit-related costs and findings and legal proceedings and their effects on the Company's expected financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                            Three months ended     Six months ended
                                (Unaudited)           (Unaudited)
                           --------------------- ---------------------
                           (13 weeks) (13 weeks) (26 weeks) (27 weeks)
                           January 1, January 2, January 1, January 2,
Results of Operations:       2006       2005       2006       2005
-------------------------- ---------- ---------- ---------- ----------
Net sales                    $59,333    $61,999   $115,844   $128,207
Cost of sales                 44,026     46,397     86,049     96,484
-------------------------- ---------- ---------- ---------- ----------
Gross profit                  15,307     15,602     29,795     31,723
Research and development       3,947      3,694      7,476      7,189
Selling, general and
 administrative               10,281     10,557     20,218     21,083
-------------------------- ---------- ---------- ---------- ----------
Income from operations         1,079      1,351      2,101      3,451
Interest expense                 856        274      1,202        581
Other (income) expense(1)        149     (1,240)       525     (1,183)
-------------------------- ---------- ---------- ---------- ----------
Income from continuing
 operations before
 provision for income
 taxes                            74      2,317        374      4,053
Provision for income
 taxes(2)                        750        540      1,700      1,175
-------------------------- ---------- ---------- ---------- ----------
Net income (loss) from
 continuing operations          (676)     1,777     (1,326)     2,878
Loss from discontinued
 operations                   (1,049)    (1,615)    (1,453)    (2,176)
-------------------------- ---------- ---------- ---------- ----------
Net income (loss)            $(1,725)      $162    $(2,779)      $702
-------------------------- ---------- ---------- ---------- ----------

Per common share - basic
 and diluted:
-------------------------- ---------- ---------- ---------- ----------
Net income (loss) from
 continuing operations        $(0.02)     $0.06     $(0.05)     $0.10
Loss from discontinued
 operations                   $(0.04)    $(0.05)    $(0.05)    $(0.08)
-------------------------- ---------- ---------- ---------- ----------
Net income (loss) per
 common share - basic and
 diluted                      $(0.06)     $0.01     $(0.10)     $0.02
-------------------------- ---------- ---------- ---------- ----------

Weighted average shares
 outstanding:
 Basic                        28,890     28,520     28,888     28,511
 Diluted                      28,890     29,278     28,888     29,272

(1) Includes write-off of deferred financing costs of $0.4 million in the six-month period ended January 1, 2006, related to the refinancing of senior debt. Includes $1.3 million income from sale and license of rights and patents in periods ended January 2, 2005.
(2) Includes $0.4 million and $0.8 million non-cash provision related to deductible goodwill amortization in U.S. in both three- and six-month periods respectively.


                           Three months ended      Six months ended
                               (Unaudited)           (Unaudited)
                          --------------------- ----------------------
                          January 1, January 2, January 1, January 2,
Other Data:                 2006       2005       2006        2005
------------------------- ---------- ---------- ---------- -----------
Depreciation and
 amortization                $2,159     $2,375     $4,445      $4,834
Capital expenditures          2,019      2,279      3,182       3,912


                                              January 1,
                                                 2006       July 3,
Balance Sheet Data:                           (Unaudited)    2005
--------------------------------------------- ----------- ------------
Working capital (excluding restricted cash &
 current portion of LTD)                         $53,144      $51,947
Total assets                                     248,511      229,180
Total long-term debt (including current
 portion)                                         46,222       25,230
Common stockholders' equity                       43,809       46,060


                            Magnetek, Inc.
                     Consolidated Balance Sheets
                           (in thousands )

                                                 January 1,
                                                    2006      July 3,
                                                 (Unaudited)   2005
                                                 ----------- ---------
 Cash                                                $3,607    $6,854
 Restricted cash                                     22,602         -
 Accounts receivable                                 53,474    54,022
 Inventories                                         51,523    49,950
 Prepaid and other                                    5,194     5,713
 Assets held for sale                                 6,265     4,727
                                                 ----------- ---------
   Total current assets                             142,665   121,266

 Property, plant & equipment, net                    31,025    31,939
 Goodwill                                            63,592    63,656
 Other assets                                        11,229    12,319
                                                 ----------- ---------
   Total assets                                    $248,511  $229,180
                                                 =========== =========

 Accounts payable                                   $34,697   $36,974
 Accrued liabilities                                  7,657     8,523
 Accrued arbitration award                           22,602    22,602
 Liabilities held for sale                            1,963     1,220
 Current portion of long-term debt                   28,198     5,702
                                                 ----------- ---------
   Total current liabilities                         95,117    75,021

 Long-term debt, net of current portion              18,024    19,528
 Pension benefit obligations, net                    72,468    70,568
 Other long-term obligations                          7,959     7,627
 Deferred income taxes                               11,134    10,376

 Common stock                                           287       286
 Additional paid-in capital                         129,034   128,664
 Retained earnings                                   37,239    40,018
 Accumulated other comprehensive loss              (122,751) (122,908)
                                                 ----------- ---------
   Total stockholders' equity                        43,809    46,060

   Total liabilities and stockholders' equity      $248,511  $229,180
                                                 =========== =========


    CONTACT: Magnetek, Inc.
             Robert Murray, 818-727-2216 (ext. 111)
             bmurray@magnetek.com